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                           CONTRACT FOR SALE OF STOCK




     THIS Contract is made and entered into as of the 21st day of June, 1994, by and between Robert Geresi, Paul Sorrentino and Vince Vrana, collectively hereinafter referred to as "Sellers Group", and David L. Murfin and Paul R. Hoover, collectively hereinafter referred to as "Buyers Group", for the purpose of setting for the terms and conditions of the sale of a portion of the Stock of New York Bagel Enterprises, Inc., an Oklahoma corporation, hereinafter referred to as "NYBE".

     WHEREAS, Sellers Group currently owns all outstanding stock of NYBE, which is a corporation engaged in, among other things, the sale and marketing of franchises featuring the name "New York Bagel Shop and Delicatessen"; and

     WHEREAS, Sellers Group currently manages and directs all such franchising activities of NYBE; and

     WHEREAS, Buyers Group desires to invest their funds in NYBE and to take an active role in the franchising and development efforts of NYBE.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained herein, together with good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

     1. SALE OF STOCK. The Sellers Group agrees to sell to the Buyers Group one-half (1/2) of the outstanding shares of stock owned by each such member of the Seller Group in NYBE to Buyers Group for the following consideration:

          a. The sum of Three Hundred Thousand Dollars ($300,000), paid to Sellers Group; and

          b. The payment of Fifty Thousand Dollars ($50,000) to NYBE, such funds to be used and applied for the purpose of providing salaries for employees, expanding and upgrading existing office facilities and equipment of the office of NYBE currently located in Stillwater, Oklahoma, and for the purchase of marketing material, brochures, pamphlets, and the payment of professional fees incurred in regard to the operation of the business.

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     2. REPRESENTATIONS AND WARRANTIES OF SELLERS GROUP. Each of Sellers Group
jointly and severally represents and warrants to Buyers Group as follows:

          a. ORGANIZATION, GOOD STANDING, AND AUTHORITY. NYBE is a company duly organized, validly existing, and in good standing under the laws of the state of Oklahoma, and has all requisite corporate power and authority to conduct its business as it is now conducted, to own its properties and assets, and to lease properties used in its business. NYBE has no subsidiaries. NYBE is not in violation of its certificate of incorporation or its bylaws, or of any applicable law in any material respect, or in default with respect to any material agreement, indenture, lease, or other document to which it is a party or by which it is bound.

          b. BINDING OBLIGATIONS; DUE AUTHORIZATION. This Contract constitutes the valid and binding obligations of each of Sellers Group and Buyers Group, enforceable against each of them in accordance with the terms hereof.

          c. ABSENCE OF DEFAULT. The execution and the delivery of this Contract, the sale of the shares of stock of NYBE and the consummation of the other transactions contemplated hereby, and the fulfillment of the terms hereof, will not (1) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under the certificate of incorporation or bylaws of NYBE or under any agreement or instrument under which NYBE or any of the Sellers Group is obligated, or
     (2) violate any law to which NYBE or any of the Sellers Group is subject.

          d. CAPITALIZATION; OWNERSHIP OF SHARES. NYBE is authorized to issue 10,000 shares of common stock, par value $1.00, of which 300 shares are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid, and nonassessable. The Sellers Group are the owners of the following number of such issued and outstanding shares:

          Robert Geresi                 100 shares
          Paul Sorrentino               100 shares
          Vince Vrana                   100 shares

     and each of Sellers Group is the owner of such shares, free and clear of all encumbrances, liens, security interests, and claims whatsoever. Upon delivery of, and

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     payment for, 1/2 of the shares of stock of NYBE as provided in this
     Contract, the Buyers Group will acquire good and valid title to such shares, free and clear of all security interests, liens, and encumbrances, charges, pledges, restrictions, assessments, adverse claims, or other limitations of any kind.

          e. CHARTER DOCUMENTS. True and correct copies of the certificate of incorporation and bylaws of NYBE, with all amendments thereto, are attached hereto as Exhibit "2.e".

          f. OPTIONS, WARRANTS, AND OTHER RIGHTS. NYBE does not have outstanding any options, warrants, or rights of any kind requiring it to sell or issue to anyone any shares of its capital stock and NYBE has not agreed to issue or sell any additional shares of its capital stock.

          g. PERSONAL PROPERTY. NYBE has good and marketable title to all of its personal property of every kind, tangible or intangible, contained in its offices and other facilities (other than leased properties) or shown as assets in its records and books of account, free and clear of all liens, encumbrances, and charges.

          h. TAXES. NYBE has filed all tax returns and reports required to be filed with the United States of America and with all states and political subdivisions thereof where any such returns or reports are required to be filed and where the failure to file such return or report would subject NYBE to any material liability or penalty. All taxes imposed by the United States of America, or by any state, municipality, subdivision, or instrumentality of the United States, or by any other taxing authority, which are due and payable by NYBE has been paid in full or adequately provided for by reserves shown in the records and books of account of NYBE. No extension of time for the assessment of deficiencies for any years is in effect. None of the Sellers Group or NYBE has any knowledge of any unassessed tax deficiency proposed or threatened against any of them.

          i. LABOR RELATIONS; EMPLOYEES. NYBE is not a party to or affected by any collective bargaining agreement, nor is NYBE a party to any pending or threatened labor dispute, organizational efforts, or labor negotiations. NYBE has complied with all applicable laws relating to the employment of labor. NYBE does not have any written or oral retirement,

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     pension, profit sharing, stock option, bonus, or other employee benefit plan or practice. NYBE does not have any employee whose employment is not terminable at will without severance pay or other penalty or compensation.

          j. GOVERNMENT AUTHORIZATIONS. NYBE has all permits, charters, licenses, orders, and approvals of, and made all necessary registrations and other filings with, every national, state, local, or foreign governmental or regulatory body required in order to permit it to carry on its business substantially as presently conducted. All such licenses, permits, charters, orders, registrations, filings, and approvals are in full force and effect, and, to the knowledge of the Sellers Group or NYBE, no suspension or cancellation of any of them is threatened and neither the Sellers Group nor NYBE knows of any fact or circumstance that will interfere with or adversely affect the renewal of any of such licenses, permits, charters, orders, registrations, filings, or approvals; and none of such permits, charters, licenses, orders, registrations, filings, and approvals will be affected by the consummation of the transactions contemplated by this Contract.

          k. LITIGATION. NYBE is not a party to any pending litigation, nor to the knowledge of any of the Sellers Group or NYBE, is any litigation threatened to which NYBE is or would be a party or to which any of its assets is or would be subject.

          l. BROKERS OR FINDERS. Except as otherwise provided in this Section 2.1, no broker, agent, finder, consultant, or other party has been retained by NYBE or any of the Sellers Group or Buyers Group or is entitled to be paid based upon any agreements, arrangements, or understandings made by NYBE or any of the Sellers Group or Buyers Group in connection with any of the transactions contemplated by this Contract. Buyers Group specifically acknowledges the existence of a contractual agreement with Alan Hermann regarding the development of NYBE franchises within the State of New Mexico (the "New Mexico Development Contract") and that the New Mexico Development Agreement constitutes an obligation of NYBE.

          m. INTANGIBLE PROPERTY. Exhibit "2.m" to this Contract sets forth a list of each item of intellectual property used in the business of NYBE, including, without limitation, computer software, patents, trademarks, trade

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     names, service marks, copyrights, designs, patterns, methods, inventions, and know-how related thereto, all pending applications therefor, and all private licenses to use any of the foregoing (all property of the foregoing type being hereinafter collectively referred to as "Licenses"). Except as expressly set forth in Exhibit "2.m" to this Contract, NYBE owns, free and clear of all liens and encumbrances, all title and interest in, and right and authority to use, all Licenses listed on such exhibit as owned by them, and NYBE is duly licensed to use all other Licenses listed thereon. The use of the Licenses listed on such exhibit by NYBE does not in any material respect conflict with, infringe upon, or violate any such rights of any other person, nor has any of the Sellers Group or NYBE received any notice of any such conflict, infringement, or violation. Neither any of the Sellers Group or NYBE has any knowledge of any third party violating or infringing upon any License.

          n. NO MISREPRESENTATIONS. Neither this Contract nor any other letter, certificate, statement, or document furnished or to be furnished to Buyers Group by or on behalf of the Sellers Group or NYBE, or any of them, pursuant to or in connection with this Contract and the transactions contemplated hereby, when considered in conjunction with all other information and documents furnished to Buyers Group hereunder, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          o. UPDATING OF REPRESENTATIONS AND WARRANTIES. Between the date hereof and the closing of this transactions contemplated by this Contract, the Sellers Group will promptly disclose to Buyers Group in writing any information of which any of them has actual knowledge (1) concerning any event that would render any representation or warranty of the Sellers Group untrue if made as to the date of such event, (2) which renders any information set forth in this Contract or an exhibit hereto no longer correct in all material respects, or (3) which arises after the date hereof and which would have been required to be included in this Contract or an exhibit hereto, if such information had existed on the date hereof.

          p. TRUE AT CLOSING. Except as otherwise specifically provided in this Contract, all of the representations and warranties set forth above will be

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     true and correct at the time and date of the closing with the same force and effect as though such representations and warranties had been made at the time and date of closing.

     3.   SELLERS GROUP'S DUTIES AND RIGHTS.

          a. No later than ten (10) days prior to Closing, Sellers Group shall deliver to Buyers Group a current list of any and all debts and liabilities of NYBE. On or before Closing, Sellers Group shall cause all such debts and liabilities to be paid in full. Sellers Group shall receive a distribution of all cash on hand as of the date of Closing, it being the intent of the parties that immediately subsequent to Closing NYBE shall be free of debt or financial obligations of any kind and shall have no cash on hand, except as may be paid at Closing by Buyers Group, pursuant to this Contract.

          b. Sellers Group shall retain and control all right, title and interest in and to the following NYBE stores described in Exhibit 3.b attached hereto and incorporated herein by reference (the "Sellers' Stores").

     Prior to the Closing, Sellers Group and NYBE shall enter into written franchise agreements covering all of the Sellers' Stores in form and substance acceptable to Buyer's Group, it being understood that Sellers Group shall have no obligation whatsoever to pay royalties or any other fees to NYBE or to Buyers Group on Sellers' Stores; provided, in the event NYBE establishes a marketing fund, and fees are assessed against all then-existing franchises of NYBE, then, in that event, Sellers' Stores shall be subject to the same requirements for contribution as would any franchise, provided, that the maximum amount which Sellers Group shall be required to contribute will not exceed one and one-half percent (1.5%) of the gross sales of any such store. It is further agreed that Sellers Group shall have the right to relocate any or all such Sellers' Stores within the State of Oklahoma and/or Sedgwick County, Kansas, including both present and future stores, as the case may be, and that the relocation of any such store by Sellers Group shall not create or establish any obligations hereunder, nor cause any such store to be subject to the payment of royalties or other fees, other than as specifically provided in this
     Section 3.b. It is also understood and agreed that in the event NYBE shall be dissolved as a corporation, Sellers Group shall have the right to use

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     the names "New York Bagel Enterprises", "New York Bagel Shop", "New York
     Bagel Shop and Delicatessen", "Bagel Boss", and "Bagel Boys" in connection with Sellers' Stores or Sellers Group's future additional stores within the State of Oklahoma and Sedgwick County, Kansas in accordance with the terms and provisions of the franchise agreements for such stores.

          c. Sellers Group shall be entitled to receive a payment of all initial franchise fees (whether collected prior to or after the date of Closing), and all royalties due to NYBE prior to the Effective Date, as defined in Section 4 below, for the following franchised stores:

               1.   Woodland Mills Mall, Tulsa, Oklahoma
               2.   Omaha, Nebraska
               3.   Knoxville, Tennessee
               4.   West Wichita, Kansas
               5.   Highland Park, Dallas, Texas
               6.   Kansas City, Kansas
               7.   Austin, Texas
               8.   Denver, Colorado
               9.   Portland, Oregon
               10.  Little Rock, Arkansas

     Notwithstanding any other terms or conditions contained herein, Sellers Group shall be entitled to cause NYBE to assign the franchise fees and royalties described above in this Section 3.c to VPR, Inc. Upon receipt of all such franchise fees, together with the completion of the ten day on-site period for each such store, Sellers Group shall be entitled to distribution of all such proceeds then remaining, free and clear of any rights or interests of Buyers Group or NYBE. Royalties due from the above-referenced stores subsequent to the Effective Date and all fees and royalties for additional locations within these markets shall be the property of NYBE.

          d. Sellers Group agrees that as to the six future franchised stores to be located in Highland Park, Dallas, Texas, Kansas City, Kansas, Austin, Texas, Denver, Colorado, Portland, Oregon and Little Rock, Arkansas, respectively, that, in the event NYBE should provide operational and/or marketing services prior to the end of the ten day on-site training period for the benefit of any such store, then, and in that event, Sellers Group shall pay any costs incurred in providing same.

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          e.   Sellers Group agrees that all fees, royalties, and other benefits to be received in connection with the New Mexico Development Contract shall be the sole property of NYBE.

          f. Prior to the closing, Sellers Group shall not permit NYBE to, except with the prior written consent of Buyers Group or as otherwise provided in this Contract:

                    (1) Amend its certificate of incorporation, bylaws, or other charter documents, make any change in its authorized, issued, or outstanding capital stock, grant any options or right to acquire shares of any class of its capital stock or any security convertible into any class of capital stock, purchase, redeem, retire, or otherwise acquire any shares of any class of its capital stock or any security convertible into any class of its capital stock, or agree to do any of the foregoing;

                    (2) Adopt, enter into, or amend materially any employment contract or any bonus, stock option, profit sharing, pension, retirement, incentive, or similar employee benefit program or arrangement or grant any salary or wage increase;

                    (3) Incur any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become liable or responsible for obligations of any other individual, firm, or corporation;

                    (4) Mortgage, pledge, or subject to lien or other encumbrance any of its properties or assets;

                    (5) Sell or transfer any of its properties or assets or cancel, release, or assign any indebtedness owed to it or any claims held by it;

                    (6) Enter into any other agreement not in the ordinary and usual course of business;

                    (7) Merge or consolidate with any other corporation, acquire any capital stock,

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               solicit any offers for any capital stock of NYBE, or a
               substantial portion of the assets of NYBE or, except in the ordinary course of business, acquire any assets of any other person, corporation, or other business organization, or enter into any discussions with any person concerning, or agree to do, any of the foregoing; or

                    (8) Enter into any transaction or take any action which would, if effected prior to the closing, constitute a breach of any of the representations, warranties, or covenants contained in this Contract.

          g. Prior to the closing, Sellers Group shall cause NYBE to conduct its respective business in the ordinary and usual course as heretofore conducted and to use its best efforts (1) to preserve its business and business organization intact, (2) to keep available to NYBE the services of the present officers and employees of NYBE, (3) to preserve the good will of customers, franchisees, and others having business relations with NYBE,
     (4) to maintain NYBE's properties in customary repair, working order and condition (reasonable wear and tear excepted), (5) to comply with all laws applicable to it and the conduct of its business, (6) to keep in force at not less than their present limits all existing policies of insurance, (7) to make no material changes in the customary terms and conditions upon which it does business, (8) to duly and timely file all reports, tax returns, and other documents required to be filed with national, state, local, and other authorities, and (9) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all taxes indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

          h. Each of Sellers Group shall use their best efforts in good faith to do any and all acts and things reasonably deemed by Buyers Group or Sellers Group to be necessary or appropriate in order to cause the purchase of the shares to be consummated on the terms provided herein as promptly as practicable.

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          i.   Each of Sellers Group agrees not to sell, pledge, encumber, or otherwise hypothecate or transfer any shares of common stock of NYBE prior to the closing.

     4. CLOSING. Closing shall be held on or before July 15, 1994, at 2:00 p.m. in the offices of Hert & Baker, P.C., 222 East Seventh, Stillwater, Oklahoma, or at such other time and place as the parties may otherwise agree, but upon the occurrence of the Closing on such date the consummation of the sale and transfer of such stock shall be deemed to have occurred at 12:01 a.m., July 1, 1994 (the "Effective Date").

     5. FRANCHISE REVIEW COMMITTEE. All applications for new franchises of NYBE shall be reviewed by a "Franchise Review Committee" and the Board of Directors of NYBE, as elected subsequent to Closing, shall initially serve as the Franchise Review Committee, until such time as the Board may determine otherwise.

     6. RESTRICTIONS ON SALE OF STOCK UPON DEATH, ETC. The parties agree that the fair market value of the Stock of NYBE shall be established not less often than July 1 of each year (the "Agreed Fair Market Value"). The initial valuation of the Agreed Fair Market Value of the stock of NYBE for the period ending June 30, 1995 is $2,000.00 per share. In the event of the death, disability or incapacitation of one or more of the parties hereto, the parties agree that the Stock owned by such party shall be purchased as follows:

          a. In the event that one or more of the members of Sellers Group should die, then, in that event, for a period of 45 days following the death of such member or members, the remaining members of Sellers Group shall have the option to purchase all stock owned by the deceased member of Sellers Group at the Agreed Fair Market Value, as determined as of July 1 of the year immediately prior to the death of said member of Sellers Group. In the event that the remaining members of Sellers Group decline to purchase such Stock within such period, then for a period of 45 days, the Buyers Group shall have the right to purchase said stock at the Agreed Fair Market Value.

          b. In the event that all of the Sellers Group and all of the Buyers Group decline to purchase said Stock, the personal representative of the estate of the deceased stockholder shall have the right to offer said Stock for sale to third parties; provided, that should said personal representative obtain an offer, then, in that

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     event, the remaining stockholders shall have the first right of refusal, in the same manner as above stated.

          c. In the event that one or more of the members of Buyers Group should die, the procedures outlined in paragraphs (a) and (b) above shall be followed, it being the intent of the parties that the Sellers Group and Buyers Group shall be accorded the same rights, duties, and obligations in regard to the sale of Stock under this Section 6.

          d. In the event that a stockholder should be disabled or incapacitated, as determined by such physician(s) as may be attending to or treating such stockholder, the above and foregoing procedures shall be used in regard to the sale of stock of such stockholder.

     7. OTHER RESTRICTIONS ON TRANSFER. Before any share of stock in NYBE may be sold by any member of Sellers Group to any person, it must first be offered for sale to the remaining members of Sellers Group by written notice served by the selling stockholder, such notice to specify the number of shares offered for sale and the price and terms at which it is proposed to sell them. At any time within 30 days after the service of such notice, the remaining members of Sellers Group may elect to purchase any or all of such shares of stock by paying the selling stockholder the price per share in accordance with the terms specified by such notice. In the event that the remaining members of Sellers Group fail to exercise their option as to all of such shares, the members of Buyers Group may, at any time within a period of 30 days following the expiration of said initial 30-day option period, elect to purchase any or all of the remaining shares of stock so available for purchase by paying the selling stockholder the price per share in accordance with the terms specified by said notice; PROVIDED, HOWEVER, that if any member of Buyers Group elects to purchase any of such shares, the remaining members of the Sellers Group shall have ten days after such election to purchase such shares. If Sellers Group fails to purchase such shares within said ten-day period, Buyers Group shall have the right to complete the purchase of such shares. Any such available shares of stock that the stockholders fail to purchase in the time and manner aforesaid may then be offered to any person by such selling stockholder; PROVIDED, HOWEVER, should the selling stockholder obtain an offer, then in that event, the remaining stockholders shall have the first right of refusal with respect to the shares subject to such offer in the same manner as above stated, such procedure to be commenced by the selling stockholder. delivering written notice to the remaining members of Sellers Group specifying the number of shares offered for sale, the name of the purchaser, and the price and

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terms at which it is proposed to sell the shares.  If such sale is not effected within 6 months following the expiration of the combined 70-day option period set out above, none of such stock may be sold to any party at any price without again complying with the aforesaid procedure, in the same manner as if such stock had never before been offered for sale to the other stockholders as described above.

     Before any share of stock in NYBE may be sold by any member of Buyers Group to any person, it must first be offered for sale to the remaining members of Buyers Group by written notice served by the selling stockholder, such notice to specify the number of shares offered for sale and the price and terms at which it is proposed to sell them. At any time within 30 days after the service of such notice, the remaining members of Buyers Group may elect to purchase any or all of such shares of stock by paying the selling stockholder the price per share in accordance with the terms specified by such notice. In the event that the remaining members of Buyers Group fail to exercise their option as to all of such shares, the members of Sellers Group may, at any time within a period of 30 days following the expiration of said initial 30-day option period, elect to purchase any or all of the remaining shares of stock so available for purchase by paying the selling stockholder the price per share in accordance with the terms specified by said notice; PROVIDED, HOWEVER, that if any member of Sellers Group elects to purchase any of such shares, the remaining members of the Buyers Group shall have ten days after such election to purchase such shares. If Buyers Group fails to purchase such shares within said ten-day period, Sellers Group shall have the right to complete the purchase of such shares. Any such available shares of stock that the stockholders fail to purchase in the time and manner aforesaid may then be offered to any person by such selling stockholder; PROVIDED, HOWEVER, should the selling stockholder obtain an offer, then in that event, the remaining stockholders shall have the first right of refusal with respect to the shares subject to such offer in the same manner as above stated, such procedure to be commenced by the selling stockholder delivering written notice to the remaining members of Buyers Group specifying the number of shares offered for sale, the name of the purchaser, and the price and terms at which it is proposed to sell the shares. If such sale is not effected within 6 months following the expiration of the combined 70-day option period set out above, none of such stock may be sold to any party at any price without again complying with the aforesaid procedure, in the same manner as if such stock had never before been offered for sale to the other stockholders as described above.

     Notwithstanding any provision in this Contract to the contrary, Buyers Group shall have the right to sell not more than

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50% of the shares purchased hereunder to a third party who has been approved in advance by Sellers Group without complying with the right of first refusal and other transfer provisions of this Contract, and upon such transfer, the approved third party shall become a member of "Buyers Group."

     8. DUE DILIGENCE REVIEW; NONDISCLOSURE. Prior to the closing, Sellers Group shall give, and shall cause NYBE to give, Buyers Group and its counsel and accountants full access, during normal business hours and upon reasonable notice, to the respective properties, books, and records of NYBE and Sellers' Stores, and to furnish Buyers Group during such period with all such information concerning the affairs of NYBE and Sellers' Stores as Buyers Group may reasonably request. The availability or actual delivery of information shall not affect the covenants, representations, and warranties of the Sellers Group contained in this Contract. Buyers Group shall treat as confidential all such information in the same manner as Buyers Group treats similar confidential information of its own and, if this Contract is terminated, Buyers Group shall continue to treat all such information obtained in such investigation and not otherwise known to Buyers Group, or already in the public domain, as confidential and shall return such documents theretofore delivered by the Sellers Group to Buyers Group as the Sellers Group shall request. If in connection with Buyers Group's due diligence and review of the business affairs of NYBE, the Buyers Group, in its sole discretion, finds that it would not be advisable for it to consummate the transactions contemplated by this Contract, Buyers Group may terminate this Contract, without incurring any liability to Sellers Group or NYBE, by directing notice of such termination to Sellers Group prior to the Closing.

     9. EXISTING FRANCHISES/STORES. Sellers' Stores shall remain the sole property of Sellers Group and shall not be subject to any royalty or franchise fees, and Sellers Group shall likewise retain the exclusive right to develop and open additional stores in Oklahoma or Sedgwick County, Kansas, without any obligation whatsoever to pay royalties or franchise fees, however, any and all such stores shall be subject to the payment of a marketing fee, with a one and one-half percent (1.5%) cap, all as set forth hereinabove. If the Sellers Group decides to allow a third party to have a franchised store within said exclusive areas, such franchisee shall be through NYBE, such franchisee must be approved by NYBE, and all fees and royalties associated with or related to the franchised store and franchisee shall be the sole property of NYBE.

     10. MANAGEMENT CONTROL. The parties agree that the Board of Directors shall have the normal and customary duties and responsibilities of running the business of NYBE, however, it is

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the intention of the parties that Sellers Group concentrate their efforts for
NYBE in regard to the training of potential franchisees and the actual operation of the stores, while Buyers Group shall focus their efforts towards the attraction of qualified applicants for franchises, the development of strategic plans for the growth of NYBE, providing support which will permit immediate and rapid growth of NYBE, and expanding the marketing operations of NYBE throughout the United States provided, that it is understood and agreed that the parties shall not be required to devote their full time and energy to the business of NYBE. It is further understood and agreed that any and all strategic corporate decisions shall be made by a majority vote of the Board of Directors. Any and all new franchises shall be reviewed and approved by a majority vote of the Board of Directors and/or the Franchise Review Committee. The parties further agree that, as deemed appropriate and necessary, the Board of Directors shall be empowered to employ and establish appropriate compensation for a manager or management team.

     11. CHANGE IN ARTICLES AND BYLAWS. The parties agree that subsequent to Closing, and upon transfer of Sellers Group's stock to Buyers Group as contemplated herein, that special meetings of the stockholders and directors of NYBE shall be called, for the purpose of electing officers and directors, amending the articles and bylaws of NYBE so as to incorporate therein the terms and conditions of this Contract, and providing for the Board of Directors of NYBE to consist of six members, with cumulative voting to be in effect in all elections of directors of NYBE. The parties further acknowledge and agree that the current proposed initial directors of NYBE to be elected at such special meeting of the stockholders are as follows:

               Robert Geresi
               Paul Sorrentino
               Vince Vrana
               David L. Murfin
               Paul R. Hoover
               an individual to be selected by Buyers Group

and that the current proposed initial officers of NYBE to elected at such special meeting of the Board of Directors are as follows:

               President           - Robert Geresi
               Vice President      - Paul Sorrentino
               Vice President      - Vince Vrana
               Vice President      - David L. Murfin
               Vice President      - Paul R. Hoover
               Secretary/Treasurer - Robert D. Young

     12. CORPORATE STATUS. The parties hereto acknowledge that NYBE is presently recognized as a "S" corporation, and the parties do further agree that until such time as a majority vote of the stockholders shall otherwise provide, that NYBE shall continue as an "S" corporation. The parties hereto acknowledge and agree that in addition to the restrictions on transfer of NYBE's capital stock contained or to be contained in NYBE's Certificate of Incorporation, until such time as the stockholders of NYBE holding a majority of the common stock of NYBE then issued and outstanding agree otherwise (1) the income and loss of, NYBE and NYBE's stockholders will be subject to taxation for federal income tax purposes under the provisions of Subchapter S of the Code, and the stockholders shall take all and any actions necessary to maintain such S status, (2) the parties hereto will not take any action or make any transfer by sale, gift, assignment, pledge, or other disposition or encumbrance of the parties' stock in NYBE, whether said stock is now owned or hereafter acquired, and whether said transfer or disposition is voluntary, involuntary, or by operation of law, if such action will or may result in the termination or revocation of NYBE's S election, (3) at least 30 days prior to any proposed transfer, disposition, or encumbrance of NYBE's stock the parties hereto will provide NYBE with a written statement regarding the identity of the proposed transferee (sufficient to satisfy NYBE that the transferee will not be an ineligible S corporation shareholder), and (4) the parties hereto will execute and file any consents and other instruments that may be deemed necessary or advisable by counsel to NYBE to keep NYBE's S election in force. In the event of any purported or attempted transfer of stock that does not comply with the provisions of this Contract and NYBE's Certificate of Incorporation, then, at NYBE's option (which option shall be exercised by the mailing of written notice within thirty days of the purported transfer) the purported transfer shall be null and void and of no effect, and the transferee shall not be deemed to be a stockholder of NYBE, and shall not be entitled to receive a new stock certificate or any dividends or other distributions with respect to NYBE's stock. So long as NYBE's S Election remains in effect, the parties hereto agree to cause NYBE to distribute to its stockholders a minimum of 40% of its Net Income, calculated in accordance with GAAP, as hereinafter defined. "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Board, or the successors of either, which are applicable in the circumstances as of the date in question; and the requisite that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

     13. LEGAL AND ACCOUNTING ADVISORS. The parties agree that the firm of Hert & Baker, P.C., Stillwater, Oklahoma, shall continue to serve as general counsel to NYBE in regard to all legal matters affecting NYBE, unless otherwise determined by a subsequent majority vote of the Board of Directors. The parties further agree that MURFIN, INC. shall serve as the accounting firm for NYBE until and unless a majority vote of the Board of Directors shall determine otherwise.

     14. NON-COMPETITION AGREEMENT. Each of the parties agree that they shall not, directly or indirectly, enter into a similar business at any time while they remain the holder of any shares of stock in NYBE, or for a period of five years after they cease to be a holder of any shares of Stock in NYBE. Each of the parties recognizes the fiduciary duties they owe to their fellow stockholders. Each of the parties agree that none of the information obtained as a result of the purchase of said Stock, relating to the business affairs, operation and trade secrets of NYBE and any related companies, or other companies or corporations owned by Sellers Group shall be disclosed to any third parties at any time, including after such persons cease to be stockholders of NYBE. The parties acknowledge and agree that the provisions set forth above in this Section 14 shall not be applied so as to prohibit Sellers Group's ownership and operation of Sellers' Stores or Sellers Group's future stores within the State of Oklahoma and/or Sedgwick County, Kansas.

     15. NOTICE. All notices, requests, demand and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, postage prepaid, to the addresses as set forth for each member of Sellers Group and Buyers Group, set forth below:

Robert Geresi                 2011 Iba Drive, Stillwater, OK 74074
Paul Sorrentino               2002 W. 3rd Ave., Stillwater, OK 74074
Vince Vrana                   12404 Blue Sage Road, Oklahoma City, OK 73120
Dave Murfin                   250 North Water, Suite 300, Wichita, KS 67202
Paul Hoover                   P.O. Box 781507, Wichita, KS 67278

     16. VALIDITY. In the event that any one or more of the provisions of this Contract are determined to be invalid or otherwise unenforceable, such determination shall not, in any manner, invalidate nor affect any other provision or term hereof, and this Contract shall be construed, interpreted and enforced in all other respects as though such invalid or unenforceable provisions were omitted.

     17. ASSIGNABILITY; BINDING EFFECTS. Except as otherwise expressly provided herein, this Contract may not be assigned by any party without the prior written consent of all of the other parties hereto. This Contract shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns.

     18. SURVIVAL. The terms, conditions, covenants, and provisions contained herein shall survive the closing of this Contract.

     19. ENTIRE AGREEMENT. This Contract constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

     20. APPLICABLE LAW. This Contract and the rights of all parties hereunder shall be construed in accordance with the laws of the State of Oklahoma.

     21. Majority Vote; SUPERMAJORITY. Except as otherwise provided below in this Section 21, any time a majority vote is required in connection with corporate action to be taken by the Board of Directors or stockholders of NYBE, a "majority" of such body shall mean a majority of those directors or stockholders present, in person or proxy, at such meeting; PROVIDED, HOWEVER, that the affirmative vote of five members of the Board of Directors of NYBE (or at least 75% of the members of the Board of Directors if the number of directors constituting the entire Board does not equal six) shall be required to authorize any of the following:

          a.   The election or removal of any officer of NYBE;

          b. The sale, exchange, lease, mortgage, pledge, or other transfer, in a single transaction or series of related transactions, of all or substantially all of the assets or business of NYBE;

          c. The approval of franchisees and the approval of the terms and provisions of franchise and/or development agreements;

          d. The incurring of obligations for borrowed money in excess of an aggregate principal amount then outstanding of $5,000.00.

          e. The election or termination by NYBE to be taxed as an "S" corporation for federal income tax purposes.

          f. The merging of NYBE with or into any other corporation or other entity or the dissolution of NYBE;

          g.   The issuance of any additional shares of stock of NYBE; or

          h.   A material change in the nature of the business of NYBE.

If at anytime more than twenty percent (20%) of the then issued and outstanding shares of stock of NYBE are held by a person or persons not a member of either the Sellers Group or Buyers Group, all the provisions of this Section 21 shall become null and void and of no further force and effect.

     22. COUNTERPARTS. This Contract may be executed in two or more counterparts, each of which shall be deemed an original Contract, and all of which shall constitute one Contract to be effective as of the same date hereof.

     23. STOCK CERTIFICATE LEGEND. Upon the closing of this Contract, all stock certificates representing shares of stock owned of record by all parties hereto shall bear the following conspicuous legend:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED AS TO TRANSFER BY THE TERMS, CONDITIONS, AND COVENANTS OF A CONTRACT WITH RESPECT
     THERETO DATED THE       DAY OF JUNE, 1994, A COPY OF WHICH IS ON FILE WITH
     NEW YORK BAGEL ENTERPRISES, INC. ("NYBE"). NYBE WILL FURNISH A COPY OF SAID CONTRACT TO ANY PARTY HAVING A VALID INTEREST THEREIN. ANY TRANSFER OF STOCK OTHER THAN IN ACCORDANCE WITH SAID CONTRACT SHALL BE ABSOLUTELY NULL AND VOID.

     THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, BY THE HOLDER EXCEPT UPON THE ISSUANCE OF NYBE OF A FAVORABLE OPINION OF ITS COUNSEL AND/OR SUBMISSION TO NYBE OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE CORPORATION, TO THE EFFECT THAT ANY SUCH

     TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT AND THE STATE ACTS.


     IN WITNESS WHEREOF, the parties hereto have executed this Contract the year and date first above written.


                                   SELLER GROUP


                                   /s/ Robert Geresi
                                   ------------------------------------
                                   Robert Geresi

                                   /s/ Paul Sorrentino
                                   ------------------------------------
                                   Paul Sorrentino


                                   /s/ Vince Vrana
                                   ------------------------------------
                                   Vince Vrana



                                   BUYERS GROUP:

                                   /s/ David L. Murfin
                                   ------------------------------------
                                   David  L. Murfin

                                   /s/ Paul R. Hoover
                                   ------------------------------------
                                   Paul R. Hoover

                                  Exhibit List







Exhibit 2.e         Charter Documents
Exhibit 2.m         Intangible Property
Exhibit 3.b         Sellers' Stores

                                   EXHIBIT 3.B



                            New York Bagel Shop, Inc


521 W. Elm                                             115 E. 8th
Stillwater, OK 74074                                   Stillwater OK 74074


                                    VPR, Inc.


Casady Square                                          Leadership Square
9325 N. Penn                                           211 N. Robinson
Oklahoma City, OK 73120                                Oklahoma City, OK 73102


Brixton Square                                         1700 S. Broadway
7101 NW Expressway, Suite 235                          Edmond, OK 73013
Oklahoma City, OK 73132


                                Bagel Boss, Inc.


7125 S. Yale Ave                                       1520 E. 15th-Cherry St
Tulsa, OK 74137                                        Tulsa, OK 74137

                      New York Bagel and Delicatessen, Inc.

4618 E. Central                                         126 E. Douglas
Wichita, Kansas 67208                                  Wichita, Kansas 67202


                             Bagels of Norman, Inc.


301 W. Boyd                                            1150 W. Lindsey Street
Norman, OK 73069                                       Norman, OK 73072

                                    Exhibit C
                             To Licensing Agreement
                   between NYBE and New York Bagel Shop, Inc.




                                  SHAREHOLDERS

                                Robert J. Geresi
                               Paul T. Sorrentino
                                   John Geresi

                                    Exhibit C
                             To Licensing Agreement
                        between NYBE and VPR Incorporated





                                  SHAREHOLDERS


                                Robert J. Geresi
                               Paul T. Sorrentino
                                  Vincent Vrana

                                    Exhibit C
                             To Licensing Agreement
                        between NYBE and Bagel Boss, Inc.




                                  SHAREHOLDERS

                                Robert J. Geresi
                               Paul T. Sorrentino
                                 Vincent Vrana
                                  Joseph Trizza

                                    Exhibit C
                             To Licensing Agreement
            between NYBE and New York Bagel Shop & Delicatessen, Inc.





                                  SHAREHOLDERS

                                Robert J. Geresi
                               Paul T. Sorrentino
                                  Vincent Vrana
                                  Chad Watkins

                                    Exhibit C
                             To Licensing Agreement
                     between NYBE and Bagels of Norman, Inc.





                                  SHAREHOLDERS

                                Robert J. Geresi
                               Paul T. Sorrentino
                                  Vincent Vrana
                                  Brent Durham